Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$180,941
Class B	$6,877
Class C	$18,347
Class F	$51,247
Total	$257,412
Class 529-A	$4,515
Class 529-B	$439
Class 529-C	$1,939
Class 529-E	$241
Class 529-F	$453
Class R-1	$395
Class R-2	$2,810
Class R-3	$3,391
Class R-4	$1,725
Class R-5	$6,821
Total	$280,141

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8660
Class B	$0.7628
Class C	$0.7595
Class F	$0.8724
Class 529-A	$0.8624
Class 529-B	$0.7409
Class 529-C	$0.7460
Class 529-E	$0.8193
Class 529-F	$0.8914
Class R-1	$0.7591
Class R-2	$0.7584
Class R-3	$0.8192
Class R-4	$0.8655
Class R-5	$0.9099

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	272,719
Class B	12,458
Class C	33,175
Class F	75,108
Total	393,460
Class 529-A	6,514
Class 529-B	723
Class 529-C	3,286
Class 529-E	379
Class 529-F	621
Class R-1	662
Class R-2	4,667
Class R-3	5,313
Class R-4	2,650
Class R-5	9,729
Total	428,004

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.57
Class B	$20.44
Class C	$20.34
Class F	$20.48
Class 529-A	$20.62
Class 529-B	$20.51
Class 529-C	$20.48
Class 529-E	$20.53
Class 529-F	$20.53
Class R-1	$20.46
Class R-2	$20.46
Class R-3	$20.55
Class R-4	$20.57
Class R-5	$20.59